Exhibit 19.1
Corporate Insider Trading Policy

TABLE OF CONTENTS

1. Scope	2
2. Elements and Standards	2
2.1. Prohibition on Transactions While in Possession of MNPI	2
2.2. Prohibition on the Disclosure of MNPI	2
2.3. Designation of Other Restricted Parties	2
2.4. Individual Responsibility Relating to MNPI	3
2.5. Treatment of Company Plan Transactions	3
2.6. Treatment of Transactions in Broad-Based Mutual Funds	4
2.7. Blackout Periods, Preclearance, and Other Policies Relating to Truist Securities Transactions	4
2.7.a. Blackout Periods	4
2.7.b. Preclearance	4
2.7.c. Pension Fund Blackout Period	4
2.7.d. Anti-Hedging and -Pledging Policy for Senior Truist Parties	4
2.7.e. Post-Service Transactions	5
3. Exceptions and Reporting	5
3.1. Board Directives	5
3.2. Exceptions	5
3.3. Reporting	5
3.4. Policy Monitoring	5
4. Roles and Responsibilities	6
5. Associated Citations, Documents, and References	6
6. Point(s) of Contact	6
7. Glossary	6
8. Appendix	9

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1. Scope

This Policy addresses Truist Securities Transactions, other Securities Transactions, and related responsibilities for MNPI. This Policy may be copied, described, or summarized in other Truist policies or procedures for the convenience of readers of those policies or procedures.

This Policy does not cover Truist Securities Transactions by TFC or Truist Bank, which—together with the designation of Regular Blackout Periods and Other Blackout Periods—are separately covered in GALT-CORPLP-2000 Corporate Trading Policy.

2. Elements and Standards

2.1. Prohibition on Transactions While in Possession of MNPI
A Restricted Party in possession of MNPI about Truist or a Truist Security is prohibited from engaging in a Truist Securities Transaction.
A Restricted Party who, in the course of performing services for Truist, learns of MNPI about a company or other entity other than Truist or a Security of a company or other entity other than Truist—including a client of Truist, a supplier of Truist, and a company or other entity involved in financial services—is prohibited from engaging in a Securities Transaction relating to the company or other entity.
2.2. Prohibition on the Disclosure of MNPI
The disclosure of MNPI about Truist is generally governed by FG-IR-2000 Regulation FD Public Disclosure Policy.
A Restricted Party is further prohibited from disclosing MNPI about Truist or a Truist Security to any person or entity where the Restricted Party knows or has reason to know that the recipient of the MNPI will execute a Truist Securities Transaction or will disclose the MNPI to another person or entity who will execute a Truist Securities Transaction.
A Restricted Party who, in the course of performing services for Truist, learns of MNPI about a company or other entity other than Truist or a Security of a company or other entity other than Truist—including a client of Truist, a supplier of Truist, and a company or other entity involved in financial services—is further prohibited from disclosing the MNPI to any person or entity where the Restricted Party knows or has reason to know that the recipient of the MNPI will execute a related Securities Transaction or will disclose the MNPI to another person or entity who will execute a related Securities Transaction.
2.3. Designation of Other Restricted Parties
The CFO, the CLO, and the CRO collectively may designate an Other Restricted Party as subject to this Policy and, in such a case, must notify the Other Restricted Party, the Corporate Legal Team, and the Chief Compliance Officer of the designation.

The CFO, the CLO, and the CRO collectively may remove the designation of an Other Restricted Party and, in such a case, must inform the Other Restricted Party, the Corporate Legal Team, and the Chief Compliance Officer of the removal of the designation.

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In notifying Other Restricted Parties who are related, affiliated, or otherwise associated with one another, the notice may be delivered to the Other Restricted Party who has the primary relationship with Truist together with an instruction to notify the other related, affiliated, and otherwise associated Other Restricted Parties.

2.4. Individual Responsibility Relating to MNPI
Each Restricted Party is individually responsible for determining whether the Restricted Party possesses MNPI. The designation of blackout periods under GALT-CORPLP-2000 Corporate Trading Policy and the preclearance of Truist Securities Transactions under this Policy are designed to mitigate risks to Truist. No decision or other action by Truist or any director, officer, or teammate of Truist in connection with any blackout period or request for preclearance or otherwise will (i) alter the individual responsibility of each Restricted Party relating to MNPI, (ii) constitute legal or other advice about that individual responsibility, or (iii) create any liability on the part of Truist in connection with the decision or other action.

Restricted Parties should adopt a low risk tolerance in connection with this Policy. Government authorities will judge Securities Transactions and related activities in hindsight, and even the appearance of activities prohibited by this Policy may create the risk of prosecution, litigation, liability, and reputational damage. No violation of this Policy, even for personal or other emergencies, is permitted.

2.5. Treatment of Company Plan Transactions
A Truist Securities Transaction does not include the purchase of Truist Securities in the Truist 401(k) Plan or a similar retirement savings plan, or through the Truist ESPP, with periodic contributions of money through regular payroll deductions.
A Truist Securities Transaction includes the following elections under the Truist 401(k) Plan or a similar retirement savings plan: (i) an election to allocate a percentage of periodic contributions to, or to increase or decrease the percentage of periodic contributions that will be allocated to, TFC stock or any TFC stock fund, (ii) an election to make an intra-plan transfer of an existing plan account balance into or out of TFC stock or any TFC stock fund, (iii) an election to borrow money against a plan account if the loan will result in a liquidation of some or all of a participant’s TFC stock or TFC stock fund balance, and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to TFC stock or any TFC stock fund.
A Truist Securities Transaction includes the following elections under the Truist ESPP: (i) an election to enroll in the plan or re-enroll after withdrawing, (ii) an election to increase or decrease the contribution rate to the plan through payroll deductions, and (iii) an election to withdraw from participation in the plan.
A Truist Securities Transaction includes the election to purchase Truist Securities through dividend reinvestments or optional cash purchases under the Truist DRIP, provided that if purchases are made through scheduled automatic deductions from a bank account, only the initial election to purchase and any changes to that election are considered Truist Securities Transactions.
A Truist Securities Transaction does not include the vesting of stock units and stock awards under TFC’s incentive-compensation plans or the corporate withholding of Equity Securities to satisfy tax-withholding requirements upon the vesting of those stock units and stock awards.

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2.6. Treatment of Transactions in Broad-Based Mutual Funds
A Truist Securities Transaction does not include any transaction in broad-based mutual funds and exchange-traded funds, including those that are invested in Truist Securities.

2.7. Blackout Periods, Preclearance, and Other Policies Relating to Truist Securities Transactions
2.7.a. Blackout Periods
No Truist Insider may execute a Truist Securities Transaction during a Regular Blackout Period unless the CEO, the CFO, and the CLO collectively provide their prior written approval after determining, in their judgment, that Truist does not possess MNPI.

No Truist Party subject to an Other Blackout Period may execute a Truist Securities Transaction during the Other Blackout Period unless the CEO, the CFO, and the CLO collectively provide their prior written approval after determining, in their judgment, that Truist does not possess MNPI. Other Blackout Periods may not be announced even internally within Truist.

Truist Insiders and Truist Parties subject to Other Blackout Periods must abide by processes created by the Compliance function, the Corporate Legal Team, and other constituents of Truist to support the prohibitions in this Section 2.7.a.

2.7.b. Preclearance
No Senior Truist Party may execute a Truist Securities Transaction without preclearance from the CFO, the CLO, and the CRO. If the CFO, the CLO, or the CRO is the Senior Truist Party requesting preclearance, then the preclearance decision will be made by the other two officers who are not requesting preclearance. Preclearance facilitates risk mitigation by Truist. As further described in Section 2.4, preclearance does not represent approval of or advice on a Truist Securities Transaction. In addition, each Section 16 Officer must enter (i) any Truist Securities Transaction through the MyComplianceOffice system for preclearance, in which case the preclearance decision will be reflected in the MyComplianceOffice system by the Corporate Legal Team after receiving responses from the CFO, the CLO, and the CRO, as applicable, and (ii) any other nonexempt Securities Transaction through the MyComplianceOffice system for preclearance by the Truist Securities CIB Compliance Control Group together with an attestation that the Section 16 Officer does not possess MNPI about the subject company or other entity.

2.7.c. Pension Fund Blackout Period
Truist may establish blackout periods affecting the Truist 401(k) Plan and other plans and pension funds. A pension-fund blackout period typically occurs when there is a change in the retirement plan’s trustee, record keeper, or investment manager. During a pension-fund blackout period, directors of TFC and Section 16 Officers are prohibited from engaging in Truist Securities Transactions, subject to certain exceptions permitted by applicable law.

2.7.d. Anti-Hedging and -Pledging Policy for Senior Truist Parties
Whether or not in possession of MNPI, each Senior Truist Party is prohibited from engaging in (i) any transaction that hedges the economic interest in and exposure to the full rewards and risks of ownership in a Truist Security, (ii) any put or call option, futures contract, forward contract, swap, or other derivative transaction that relates to a Truist Security and any similar speculative transaction (excluding, for clarity, any transaction under Truist’s compensation plans), (iii) any short sale, including a short sale against the box, of a Truist Security, (iv) any

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pledge of a Truist Security as collateral (excluding, for clarity, any pledge to a charitable organization that is recognized as such under applicable tax law), including through a margin account, and (v) any limit order involving a Truist Security (excluding a limit order that by its terms is automatically canceled if not filled before the end of the same trading day).
2.7.e. Post-Service Transactions
Restricted Parties remain subject to applicable laws governing Securities Transactions, related activities, and MNPI after service with Truist ends.
3. Exceptions and Reporting

3.1. Board Directives
No separate directives of the Boards of Directors of TFC and Truist Bank exist beyond the content of this Policy.
3.2. Exceptions
The policy exception process provides a proactive mechanism to confirm policy exception requests are routed to the appropriate Policy Content Owner for approval. Exceptions to this Policy are allowed.

Only the CEO, the CFO, and the CLO collectively may approve an exception to this Policy. Policy exceptions may be escalated to the Board of Directors of TFC for awareness, depending on materiality, and at the discretion of the CEO, the CFO, and the CLO. On at least an annual basis, an overview of open (and those opened and closed since the last committee review) policy exceptions is provided to the Board of Directors of TFC for review. Policy exceptions are housed in the Archer Policy Exception Module. An attorney on the Corporate Legal Team approves policy exceptions in Archer after the CEO, the CFO, and the CLO have given their approval.

3.3. Reporting
The Corporate Legal Team must report to the Truist Enterprise Ethics Office any Securities Transaction that the Corporate Legal Team becomes aware of and in their judgment warrants further investigation or escalation, including any potential violation of this Policy. Each Restricted Party must report any potential violation of this Policy of which the Restricted Party becomes aware to the Corporate Legal Team and the Enterprise Ethics Office.
Additional reporting is provided to the Boards of Directors of TFC and Truist Bank, the Joint Audit Committee, or the CEO on request.
3.4. Policy Monitoring
The Corporate Legal Team monitors certain requirements of this Policy through a combination of facilitating the preclearance process for Senior Truist Parties and periodic monitoring of trading activity of Section 16 Officers through the MyComplianceOffice system, each as described in Section 2.7.b, and reports of potential violations of this Policy under Section 3.3.

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4. Roles and Responsibilities
CEO
The roles and responsibilities described in Sections 2.7 and 3.2.

CFO
The roles and responsibilities described in Sections 2.3, 2.7, and 3.2.

CLO
The roles and responsibilities described in Sections 2.3, 2.7, and 3.2.

Corporate Legal Team
The roles and responsibilities described in Sections 2.7.b, 3.2, 3.3, and 3.4.

CRO
The roles and responsibilities described in Sections 2.3 and 2.7.

Restricted Parties
The roles and responsibilities described in Sections 2.1, 2.2, and 2.4.

Senior Truist Parties
The roles and responsibilities described in Sections 2.7.b and 2.7.d.

Truist Insiders
The roles and responsibilities described in Section 2.7.a.

Truist Parties
The roles and responsibilities described in Section 2.7.a.

5. Associated Citations, Documents, and References

GALT-CORPLP-2000 Corporate Trading Policy
GALT-CGSLP-400 Corporate Insider Trading Procedure
FG-IR-2000 Regulation FD Public Disclosure Policy

6. Point(s) of Contact

Questions about this Policy must be directed to the CLO. The Corporate Legal Team owns this Policy. The Board of Directors of TFC must approve this Policy at least annually.

7. Glossary

CEO
The Chief Executive Officer of TFC.

CFO
The Chief Financial Officer of TFC.

CLO
The Chief Legal Officer of TFC.

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Corporate Legal Team
The lawyers and other legal professionals on TFC’s Government Affairs and Legal Team who are responsible for providing legal advice on corporate- and securities-law matters.

Covered Executive
A Covered Executive as defined in the Charter of the Compensation and Human Capital Committee.

CRO
The Chief Risk Officer of TFC.

Debt Securities
Senior debt securities, subordinated debt securities, long-term debt securities, medium-term notes, bank notes, bonds, debentures, trust securities, trust preferred securities, hybrid debt securities, and any other debt securities as well as any rights, options, or warrants exercisable for any of those debt securities, any instruments convertible into any of those debt securities, any hedging transactions that relate to any of those debt securities, and any futures contracts, forward contracts, swaps, and other derivative transactions that relate to any of those debt securities.

Equity Securities
Shares of common stock or preferred stock, hybrid equity securities, and any other equity securities as well as any rights, options, or warrants exercisable for any of those equity securities, any instruments convertible into any of those equity securities, any hedging transactions that relate to any of those equity securities, and any futures contracts, forward contracts, swaps, and other derivative transactions that relate to any of those equity securities.

Exchange Act
The Securities Exchange Act of 1934 as amended.

MNPI
Information about a company or other entity or a Security of a company or other entity that
(1)    is nonpublic—that is, not generally disseminated or available to the investing public with time for the investing public to fully absorb the information, and
(2) is material—that is, substantially likely to be (a) viewed by a reasonable investor as significantly altering the total mix of information made available or (b) considered important by a reasonable investor in making an investment decision, such as buying, selling, or holding a Security.

Other Blackout Period
An event-specific blackout period or other restriction on Truist Securities Transactions other than Regular Blackout Periods under GALT-CORPLP-2000 Corporate Trading Policy.

Other Restricted Party
Each person or entity other than a Truist Party—whether or not affiliated with Truist—that has been designated by the CFO, the CLO, and the CRO as subject to this Policy.

Regular Blackout Period
A regular blackout period under GALT-CORPLP-2000 Corporate Trading Policy.

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Restricted Parties
Truist Parties and Other Restricted Parties.

Section 16 Officer
An officer of TFC under Rule 16a-1(f) under the Exchange Act.

Securities
Equity Securities and Debt Securities.

Securities Transaction
A transaction involving the purchase, sale, gift, transfer, or trade of any Security outside of a Rule 10b5-1 plan or the entry into, amendment of, or termination of a Rule 10b5-1 plan involving any of those transactions.

Senior Truist Party
Each director of TFC or Truist Bank, each Covered Executive, and each Section 16 Officer, as well as each person and entity where any director of TFC or Truist Bank, any Covered Executive, or any Section 16 Officer (1) exercises substantial influence or control over a decision involving a Securities Transaction or (2) possesses a substantial interest, including a trust and an estate.

TFC
Truist Financial Corporation.

Truist
TFC and its subsidiaries.

Truist 401(k) Plan
The Truist Financial Corporation 401(k) Savings Plan and any other defined contribution plan sponsored by Truist.

Truist DRIP
The TFC Direct Stock Purchase and Dividend Reinvestment Plan.

Truist ESPP
The TFC Employee Stock Purchase Plan.

Truist Insider
Each director of TFC or Truist Bank, each Covered Executive, each Section 16 Officer, and each other officer or teammate of Truist designated by the CFO, the CLO, and the CRO as well as each person and entity where any director of TFC or Truist Bank, any Covered Executive, any Section 16 Officer, or any other designated officer or teammate (1) exercises substantial influence or control over a decision involving a Securities Transaction or (2) possesses a substantial interest, including a trust and an estate.

Truist Party
Each director, officer, teammate, and contract worker of Truist as well as each person and entity where any director, officer, teammate, or contract worker of Truist (1) exercises substantial

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influence or control over a decision involving a Securities Transaction or (2) possesses a substantial interest, including a trust and an estate.

Truist Securities
Securities of or relating to TFC or Truist Bank.

Truist Securities Transaction
A transaction involving the purchase, sale, gift, transfer, or trade of any Truist Security outside of a Rule 10b5-1 plan or the entry into, amendment of, or termination of a Rule 10b5-1 plan involving any of those transactions.

8. Appendix

Not applicable.

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